Exhibit 10.4
CHEVRON CORPORATION
LONG-TERM INCENTIVE PLAN
Amended and Restated Effective January 1, 2005
Further Amended December 7, 2005 and December 6, 2006

TABLE OF CONTENTS

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	ADMINISTRATION	3
4.	DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN	5
5.	PERSONS ELIGIBLE FOR AWARDS; LIMITS ON INDIVIDUAL AWARDS	6
6.	STOCK OPTIONS	6
7.	RESTRICTED STOCK	8
8.	OTHER SHARE-BASED AWARDS	10
9.	NONSTOCK AWARDS	11
10.	RECAPITALIZATION	12
11.	FORFEITURE	13
12.	SECURITIES LAW REQUIREMENTS	15
13.	AMENDMENTS OF THE PLAN AND AWARDS	16
14.	GENERAL PROVISIONS	17
15.	APPROVAL OF STOCKHOLDERS	21

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CHEVRON CORPORATION
LONG-TERM INCENTIVE PLAN
Amended and Restated Effective January 1, 2005
Further Amended December 7, 2005 and December 6, 2006
1. PURPOSE.
The purpose of the Chevron Corporation Long-Term Incentive Plan is to promote and advance the interests of Chevron Corporation and its stockholders by strengthening the ability of the Corporation and its Subsidiaries to attract, motivate and retain managerial and other employees, and to strengthen the mutuality of interests between such employees and the Corporation’s stockholders. The Plan was originally adopted by the Board on January 24, 1990 and was approved by the stockholders of the Corporation at the 1990 annual meeting of stockholders. The Plan replaced the Management Contingent Incentive Plan. The Plan has been amended on various occasions. The Plan was amended and restated by the Board effective January 28, 2004 and approved by the stockholders of the Corporation at the 2004 annual meeting of stockholders. The Plan was further amended and restated effective January 1, 2005 to comply with Section 409A of the Code. The Plan was last amended and restated effective December 7, 2005 and December 6, 2006.
Certain capitalized terms used in the Plan have the meaning set forth in Section 2.
2. DEFINITIONS.
For purposes of the Plan, the following terms shall have the meanings set forth below:
(a)	“Award” or “Awards” means a grant of a Stock Option, Restricted Stock, a stock appreciation right, an Other Share-Based Award or a Nonstock Award under the Plan.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the committee appointed by the Board to administer the Plan as provided in Section 3.

(e)	“Common Stock” means the $0.75 par value common stock of the Corporation or any security of the Corporation identified by the Committee as having been issued in substitution, exchange or lieu thereof.

(f)	“Corporation” means Chevron Corporation, a Delaware corporation, or any successor corporation.

(g)	“Disability” means that because of an injury or sickness the Participant is unable to perform any occupation for which the Participant is qualified or may reasonably become qualified by reason of education, training, or experience, whether or not a job involving such occupation is available within the Corporation.

(h)	“Employee” means any individual who is an employee on the payroll of the Corporation or any Subsidiary.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

(j)	“Fair Market Value” of a Share as of a specified date means a price that is based on the opening, closing, actual, high, low or average selling prices of Shares on the New York Stock Exchange (or other established exchange or exchanges), on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days as determined by the Committee in its discretion.

(k)	“Full Value Award” means an Award other than in the form of a Stock Option or a stock appreciation right and which is settled by the issuance of Shares and which does not provide for full payment in cash or property for such Shares by the Award recipient as determined under the Rules.

(l)	“Nonstock Award” means an Award under the Plan the amount, value and denomination of which is not determined with reference to, or expressed in, Shares. “Nonstock Award Agreement” means the agreement between the Corporation and the recipient of a Nonstock Award that contains the terms and conditions pertaining to the Nonstock Award.

(m)	“Optionee” means an Employee who has received the grant of a Stock Option.

(n)	“Other Share-Based Award” means an Award granted pursuant to Section 8 of the Plan. “Other Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award that contains the terms and conditions pertaining to the Other Share-Based Award.

(o)	“Participant” means an Employee who is granted an Award under the Plan.

(p)	“Plan” means the Chevron Corporation Long-Term Incentive Plan, as amended from time to time.

(q)	“Restricted Stock Award” means an Award granted pursuant to the provisions of Section 7 of the Plan. “Restricted Stock” means Shares granted pursuant to Section 7 of the Plan. “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of Restricted Stock that contains the terms, conditions and restrictions pertaining to such Restricted Stock.

(r)	“Rules” means regulations and rules adopted from time to time by the Committee.

(s)	“Share” means one share of Common Stock, adjusted in accordance with Section 10 (if applicable).

(t)	“Stock Option” means a nonstatutory stock option granted pursuant to Section 6 of the Plan. “Stock Option Agreement” means the agreement between the Corporation and the Optionee that contains the terms and conditions pertaining to a Stock Option.

(u)	“Subsidiary” means any corporation or entity in which the Corporation directly or indirectly controls more than 50% of the total voting power of all classes of its stock or other equity interests having voting power and which the Board has designated as a Subsidiary for purposes of the Plan.
In addition, the terms “Rule 16b-3” and “Restriction Period” have the meanings set forth below in Sections 3(a) and 7(b) respectively.
3. ADMINISTRATION.
(a)	Composition of the Committee.
The Plan shall be administered by a Committee appointed by the Board, consisting of not less than a sufficient number of non-employee directors so as to qualify the Committee to administer the Plan as contemplated by Rule 16b-3 promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act, or any successor or replacement rule adopted by the Commission (“Rule 16b-3”) and each of whom is an “independent” director as defined in the rules of the New York Stock Exchange. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Board shall appoint one of the members of the Committee as chair. The term “non-employee directors” shall be interpreted pursuant to Rule 16b-3. The Management Compensation Committee of the Board shall initially serve as the Committee. The Board may at any time replace the Management Compensation Committee with another Committee. In the event that the Management Compensation Committee shall cease to satisfy the requirements of Rule 16b-3, the Board shall appoint another Committee that shall satisfy such requirements. If any member of the Committee does not qualify as an “outside director” for purposes of Section 162(m) of the Code, Awards under the Plan for “covered employees,” as defined in Section 162(m) of the Code shall be administered by a subcommittee consisting of each Committee member who qualifies as an “outside director.” If fewer than two Committee members qualify as an “outside director,” the Board shall appoint one or more other members to such subcommittee who do qualify as “outside directors” so that it shall at all times consist of at least two members who qualify as an “outside director” for purposes of Section 162(m) of the Code.

(b)	Actions by the Committee.
The Committee shall hold meetings at such times and places as it may determine. Acts approved by a majority of the members of the Committee present at a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.
(c)	Powers of the Committee.
The Committee shall have the authority to administer the Plan in its sole discretion. To this end, the Committee is authorized to construe and interpret the Plan, to promulgate, amend and rescind Rules relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including the selection of Employees who shall be granted Awards, the number of Shares or Share equivalents to be subject to each Award, the Award price, if any, the vesting or duration of Awards, other terms and conditions of Awards and the disposition of Awards in the event of a Participant’s divorce or dissolution of marriage. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards to persons subject to Section 16 of the Exchange Act. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan.
(d)	Liability of Committee Members.
No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Award under it.
(e)	Administration of the Plan Following a Change in Control.
Within 30 days after the occurrence of a “change of control” of the Corporation as defined in Article VI of the bylaws of the Corporation, as such bylaws may be amended from time to time (a “Change in Control”), the Committee shall appoint an independent organization which shall thereafter administer the Plan and have all of the powers and duties formerly held and exercised by the Committee with respect to the Plan as provided in Section 3(c). Upon such appointment, the Committee shall cease to have any responsibility with respect to the administration of the Plan.

4. DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN.
(a)	Duration of the Plan.
The Plan shall terminate on January 27, 2014, unless sooner terminated by the Board.
(b)	Shares Subject to the Plan.
Subject to stockholder approval of this amended and restated Plan, on and after April 28, 2004, the maximum number of Shares which may be issued under the Plan shall be one hundred sixty million (160,000,000)1 Shares; provided, however, that the maximum number of Shares which may be issued under the Plan subject to Full Value Awards shall be sixty-four million (64,000,000) Shares. The limitations set forth in this Section 4(b) shall be subject to adjustment as provided in Section 10.
Prior to April 28, 2004, the maximum number of Shares for which Awards may be granted shall be as set forth in the Plan prior to this amendment and restatement.
(c)	Accounting for Number of Shares.
Shares covered by an Award shall only be counted against the limit set forth in Section 4(b) as used to the extent that such Shares are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged, with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan. Moreover, if the exercise price of any Stock Option granted under the Plan or the tax withholding requirements with respect to any Award under the Plan are satisfied by tendering Shares to the Corporation (either by attestation or actual delivery) or if a stock appreciation right is exercised, only the number of Shares issued, net of the Shares tendered, if any, shall be deemed delivered for purposes of determining the maximum number of Shares available for issuance under the Plan. The maximum number of Shares available for issuance under the Plan under Section 4(b) shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited with respect to any Award outstanding under the Plan.
(d)	Source of Stock Issued Under the Plan.
Common Stock issued under the Plan may be either authorized and unissued Shares or issued Shares that have been reacquired by the Corporation, as determined in the sole discretion of the Committee. No fractional Shares of Common Stock shall be issued under the Plan.

[1]	As adjusted for the 2-for-1 stock split effective for Shares on record as of August 19, 2004.

5. PERSONS ELIGIBLE FOR AWARDS; LIMITS ON INDIVIDUAL AWARDS.
Persons eligible for Awards under the Plan shall consist of Employees (including officers, whether or not they are directors). A Participant may receive more than one Award, including Awards of the same type, subject to the restrictions of the Plan.
The following limits shall apply to grants of Awards under the Plan:
(a)	Stock Options, Stock Appreciation Rights, Restricted Stock and Other Share-Based Awards: The aggregate number of Shares that may be granted in the form of Stock Options, stock appreciation rights, Restricted Stock and Other Share-Based Awards in any one calendar year to any Participant shall not exceed four million (4,000,000)[2] Shares. This limitation shall be subject to adjustment as provided in Section 10.

(b)	Nonstock Awards: The value of all Nonstock Awards granted in any single calendar year to any Participant shall not exceed $4,000,000. For this purpose, the value of a Nonstock Award shall be determined on the date of grant without regard to any conditions imposed on the Nonstock Award.
6. STOCK OPTIONS.
All Stock Options granted under the Plan shall be in the form of nonstatutory stock options, that is options that are not incentive stock options within the meaning of Section 422 of the Code. All Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee in its sole discretion shall deem desirable.
(a)	Awards of Stock Options.
Subject to the terms of the Plan, the Committee shall have complete authority in its sole discretion to determine the persons to whom and the time or times at which grants of Stock Options shall be made. The terms of each Stock Option shall be set forth in a Stock Option Agreement, which shall contain such provisions not inconsistent with the terms of the Plan, including, without limitation, restrictions upon the exercise of the Stock Option or restrictions on the transferability of Shares issued upon the exercise of a Stock Option, as the Committee shall deem advisable in its sole discretion. Stock Options may be granted alone, in addition to, or in tandem with other Awards under the Plan.
(b)	Number of Shares.
Each Stock Option shall state the number of Shares to which it pertains and shall provide for the adjustment thereof in accordance with the provisions of Section 10. No fractional Shares shall be issued pursuant to the exercise of a Stock Option.

[2]	As adjusted for the 2-for-1 stock split effective for Shares on record as of August 19, 2004.

(c)	Exercise Price.
Each Stock Option shall state the price per Share, determined by the Committee in its sole discretion, at which the Stock Option may be exercised; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
(d)	Method of Payment.
A Stock Option may be exercised, in whole or in part, by giving notice of exercise in the manner prescribed by the Corporation specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, and in accordance with its Rules, (i) in Shares already owned by the Participant (including, without limitation, by attestation to the ownership of such Shares), (ii) by the withholding and surrender of the Shares subject to the Stock Option, or (iii) by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker approved by the Committee to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. Payment may also be made in any other form approved by the Committee, consistent with applicable law, regulations and rules.
(e)	Term and Exercise of Stock Options; Nontransferability of Stock Options.
Each Stock Option shall state the time or times when it becomes exercisable and the time or times when any stock appreciation right granted with it may be exercised, which shall be determined by the Committee in its sole discretion subject to the following provisions and to the Rules, as applicable. No Stock Option shall be exercisable before the completion of a specified period (as determined under the Rules) of continued employment with the Corporation or a Subsidiary from the date the Stock Option is granted (except in the case of death or Disability). No Stock Option shall be exercisable more than ten (10) years from the date it is granted. Except as otherwise provided in the Rules or in a Stock Option Agreement, during the lifetime of the Optionee, the Stock Option shall be exercisable only by the Optionee and shall not be assignable or transferable. In the event of the Optionee’s death, any Stock Option shall be transferred to the beneficiary designated by the Optionee for this purpose pursuant to procedures adopted by the Committee.
(f)	Termination of Employment.
Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Stock Option following termination of the Optionee’s employment with the Corporation and its Subsidiaries and affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Stock Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.
(g)	Rights as a Stockholder.
An Optionee or a transferee of an Optionee shall have no rights as a stockholder with respect to any Shares covered by his or her Stock Option until the date such interest is recorded as a book entry on the records of the Corporation. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the earlier of the date such interest is recorded as a book entry in the records of the Corporation or the date such stock certificate is issued, except as provided in Section 10.
(h)	Stock Appreciation Rights.
In connection with the grant of any Stock Option pursuant to the Plan, the Committee, in its sole discretion, may also grant a stock appreciation right pursuant to which the Optionee shall have the right to surrender all or part of the unexercised portion of such Stock Option, exercise the stock appreciation right, and thereby obtain payment of an amount equal to (or less than, if the Committee shall so determine in its sole discretion at the time of grant) the difference obtained by subtracting the aggregate exercise price of the Shares subject to the Stock Option (or the portion thereof) so surrendered from the market price (as determined under the Rules) of such Shares on the date of such surrender. The exercise of such stock appreciation right shall be subject to such limitations (including, but not limited to, limitations as to time and amount) as the Committee shall deem appropriate. The payment of a stock appreciation right may be made in Shares (determined with reference to its Fair Market Value on the date of exercise), or in cash, or partly in cash and in Shares, as determined in the sole discretion of the Committee. In the event of the exercise of a stock appreciation right, the underlying Stock Option shall be deemed to have been exercised for all purposes under the Plan, including Section 4.
7. RESTRICTED STOCK.
Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee in its sole discretion shall deem desirable.
(a)	Restricted Stock Awards.
Subject to the provisions of the Plan, the Committee shall have complete authority in its sole discretion to determine the persons to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of Shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. For any Restricted

Stock Award, the Corporation shall receive consideration in an amount at least equal to any amount required to be received by the Corporation under Delaware law for the valid issuance of fully paid and nonassesable stock. The Committee may condition the grant of a Restricted Stock Award upon the attainment of specified performance goals (such as earnings per share, total shareholder return, return on capital employed, operating margin, operating expense, or cash flow) or such other factors as the Committee may determine, in its sole discretion. Restricted Stock Awards may be granted alone, in addition to or in tandem with other Awards under the Plan.
The terms of each Restricted Stock Award shall be set forth in a Restricted Stock Agreement between the Corporation and the Employee, which Restricted Stock Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award. Each Participant receiving a Restricted Stock Award shall have his or her interest in the Restricted Stock recorded as a book entry on the records of the Corporation.
(b)	Restrictions and Conditions.
The Shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following terms, conditions and restrictions:
(i)	Subject to the provisions of Section 14(r) below, the Committee in its sole discretion shall specify the terms, conditions and restrictions under which Shares of Restricted Stock shall vest or be forfeited. These terms, conditions and restrictions must include continued employment with the Corporation or a Subsidiary for a specified period of time (as determined under the Rules) following the date of grant except in the case of death or Disability, and may include termination of the Employee’s employment for specified reasons such as death or Disability prior to the completion of the specified period, or the attainment of certain performance objectives. The period of time commencing with the date of such Award and ending on the date on which all Shares of Restricted Stock in such Award either vest or are forfeited shall be known as the “Restriction Period”. With respect to the Restricted Stock during the Restriction Period, the Committee, in its sole discretion, may provide for the lapse of any such term, condition or restriction in installments and may accelerate or waive such term, condition or restriction in whole or in part, based on service, performance, and/or such other factors or criteria as the Committee may determine in its sole discretion. Except as otherwise provided in the Rules or in a Restricted Stock Agreement, during the Restriction Period the Participant shall not be permitted to sell, transfer, pledge, assign or encumber Restricted Stock awarded under the Plan.

(ii)	Except as provided in this paragraph (ii) and paragraph (i) above, the Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the Shares and the right to receive any cash or stock dividends. The Committee, in its sole discretion, as determined at the time of Award, may provide that the payment of cash dividends shall or may be deferred. Any deferred cash dividends may be reinvested as the Committee shall determine in its sole discretion, including reinvestment in additional Shares of Restricted Stock. Stock dividends issued with respect to Restricted Stock shall be Restricted Stock and shall be subject to the same terms, conditions and restrictions that apply to the Shares with respect to which such dividends are issued. Any additional Shares of Restricted Stock issued with respect to cash or stock dividends shall not be counted against the maximum number of Shares for which awards may be granted under the Plan as set forth in Section 4.
(iii)	If and when the Restriction Period applicable to Shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, an appropriate book entry recording the Participant’s interest in the unrestricted Shares shall be entered on the records of the Company.
8. OTHER SHARE-BASED AWARDS.
(a)	Grants.
Other Share-Based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. The Committee may condition the grant of an Other Share-Based Award upon the attainment of specified performance goals (such as earnings per share, total shareholder return, return on capital employed, operating margin, operating expense or cash flow) or such other factors as the Committee may determine, in its sole discretion. Awards under this Section 8 may include, but are not limited to, performance shares, stock units, restricted stock units, stock appreciation rights not granted in connection with the grant of any Stock Option pursuant to Section 6, dividend equivalents, the grant of Shares conditioned upon some specified event, the ownership for a specified period of time of Shares obtained through the exercise of a Stock Option or the lapse of restrictions on Restricted Stock, the payment of cash based upon the performance of the Shares or the grant of securities convertible into Shares.
Subject to the provisions of Section 14(r) below relating to restricted stock units and to other applicable provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which Other Share-Based Awards shall be made, the number of Shares or other securities, if any, to be granted pursuant to Other Share-Based Awards, and all other conditions of the Other Share-Based Awards, including, without limitation, whether stock appreciation rights not granted in connection with the grant of any Stock Option shall be settled in cash or in Shares. In making an Other Share-Based Award, the Committee may determine that the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Shares or other securities covered by the Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. The terms of any Other Share-Based Award shall be set forth in an Other Share-Based Award Agreement between the Corporation and the Employee, which Other Share-Based Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.
(b)	Terms and Conditions.
In addition to the terms and conditions specified in the Other Share-Based Award Agreement, Other Share-Based Awards made pursuant to this Section 8 shall be subject to the following:
(i)	Except as otherwise provided in the Rules or in an Other Share-Based Award Agreement, any Other Share-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued or the Award becomes payable, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(ii)	The Other Share-Based Award Agreement shall contain provisions dealing with the disposition of such Award in the event of a termination of the Employee’s employment prior to the exercise, realization or payment of such Award.
9. NONSTOCK AWARDS.
(a)	Grants.
Nonstock Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Awards under this Section 9 may take any form that the Committee in its sole discretion shall determine.
Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which Nonstock Awards shall be made, the amount of any Nonstock Award and all other conditions of the Nonstock Awards. The Committee may condition the grant of a Nonstock Award upon the attainment of specified performance goals (such as earnings per share, total shareholder return, return on capital employed, operating margin, operating expense or cash flow) or such other factors as the Committee may determine, in its sole discretion. The terms of any Nonstock Award shall be set forth in Nonstock Award Agreement between the Corporation and the Employee, which Nonstock Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

(b)	Terms and Conditions.
In addition to the terms and conditions specified in the Nonstock Award Agreement, Nonstock Awards made pursuant to this Section 9 shall be subject to the following:
(i)	Except as otherwise provided in the Rules or in a Nonstock Award Agreement, any Nonstock Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Award becomes payable, or, if later, the date on which the requirements of any applicable restriction, condition, performance goal or deferral period is met or lapses.

(ii)	The Nonstock Award Agreement shall contain provisions dealing with the disposition of such Award in the event of a termination of the Employee’s employment prior to the exercise, realization or payment of such Award.
10. RECAPITALIZATION.
Subject to any required action by the stockholders, the number of Shares covered by the Plan as provided in Section 4, the maximum number of Shares that may be granted to any one individual in any calendar year as provided in Section 5, the number of Shares covered by or referred to in each outstanding Award (other than an Award of Restricted Stock that is outstanding at the time of the event described in this paragraph), and the Exercise Price of each outstanding Stock Option and any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph or Other Share-Based Award shall be proportionately adjusted for: (a) any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, (b) the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Corporation, or (c) the declaration of a dividend payable in cash that has a material effect on the price of issued Shares.
Subject to any required action by the stockholders, if the Corporation is the surviving corporation in any merger, consolidation or other reorganization, each outstanding Award (other than an Award of Restricted Stock that is outstanding at such time) shall pertain and apply to the securities to which a holder of the number of Shares subject to the Award would have been entitled. In the event of a dissolution or liquidation of the corporation or a merger, consolidation or other reorganization in which the Corporation is not the surviving corporation, each outstanding Stock Option, each unvested Restricted Stock Award or Other Share-Based Award and each Nonstock Award shall be assumed by the surviving corporation and each Stock Option, unvested Restricted Stock Award and Other Share-Based Award shall pertain to a comparable number of shares in the surviving corporation, unless the terms of the agreement of merger, consolidation or reorganization call for the full vesting and cash out of such Awards.

In the event of a change in the Common Stock, which is limited to a change of all of the Corporation’s authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.
The Committee shall make equitable adjustments in the number of Shares covered by the Plan and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Corporation assets to stockholders.
To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Committee, and the action in that respect shall be final, binding and conclusive.
Except as expressly provided in this Section 10, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issuance by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Stock Option.
The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
The Committee shall prescribe rules governing the adjustment of the number of shares covered by the Plan as provided in Section 4 and of Awards outstanding under the Plan in the event that the preferred stock purchase rights issued pursuant to the Corporation’s stockholder rights plan or any successor rights plan detach from the Common Stock and become exercisable.
11. FORFEITURE.
Notwithstanding any other provision of this Plan to the contrary, if a Participant engages in Misconduct the Committee (or its delegate) may:
(a)	Rescind the exercise of any Stock Option granted on or after June 29, 2005 and exercised on or after the date the Participant’s Misconduct occurred and cancel all Awards granted on or after June 29, 2005 and outstanding on the date of discovery of the Participant’s Misconduct; and

(b)	Demand that the Participant repay any cash distributed to the Participant in respect of any Award granted on or after June 29, 2005 or pay over to the Corporation the proceeds (less the Participant’s purchase price, if any) received by the Participant upon the sale, transfer or other transaction involving the Shares acquired upon the exercise of any Stock Option granted on or after June 29, 2005 and exercised on or after the date the Participant’s Misconduct occurred or upon the vesting of any Award granted on or after June 29, 2005 and vested after the date of the Participant’s Misconduct, in such manner and on such terms and conditions as may be required, and, without limiting any other remedy the Corporation or its affiliates may have, the Corporation shall be entitled to set-off against the amount of any such proceeds any amount owed the Participant by the Corporation or its affiliates to the fullest extent permitted by law.
(c)	For this purpose, “Misconduct” means that:
(i)	the Corporation has been required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Committee (or its delegate) has determined in its sole discretion that a Participant (i) had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Corporation or (ii) personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur; or

(ii)	a Participant discloses to others, or takes or uses for his or her own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how or any other proprietary information or intellectual property belonging to the Corporation and obtained by the Participant during the term of his or her employment, whether or not they are the Participant’s work product. Examples of such confidential information or trade secrets include, without limitation, customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Participant knows or has reason to know that the Corporation intends or expects secrecy to be maintained; or

(iii)	a Participant fails to promptly return all documents and other tangible items belonging to the Corporation in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon termination of employment, whether pursuant to retirement or otherwise; or

(iv)	a Participant directly or indirectly engages in, becomes employed by, or renders services, advice or assistance to any business in competition with the Corporation at any time during the twelve months following termination of employment with the Corporation. As used herein,

“business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by the Corporation at the time of the termination of the Participant’s employment with the Corporation; or
(v)	a Participant fails to inform any new employer, before accepting employment, of the terms of this section and of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to the Corporation and obtained by the Participant during the term of his or her employment with the Corporation; or

(vi)	a Participant induces or attempts to induce, directly or indirectly, any of the Corporation’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Corporation, or to breach any contract with the Corporation, in order to work with or for, or enter into a contract with, the Participant or any third party; or

(vii)	a Participant engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Corporation; or

(viii)	a Participant committed an act of embezzlement, fraud or theft with respect to the property of the Corporation.
The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in subsections (i) through (viii) above, and its determination shall be conclusive and binding on all interested persons.
In addition, until any Award is delivered or distributed, such Award is subject to forfeiture if the Participant is indebted to the Corporation or a Subsidiary at the time when the Award becomes payable or distributable. In such case, the Award, to the extent that the amount thereof (determined as of the date payment is scheduled to be made) does not exceed such indebtedness, shall be forfeited and the Participant’s indebtedness to the Corporation or Subsidiary shall be extinguished to the extent of such forfeiture.
Any provision of this Section 11 which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Section 11.
12. SECURITIES LAW REQUIREMENTS.
No Shares shall be issued and no Stock Options shall become exercisable pursuant to the Plan unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933, as amended, or perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of state or federal law has been satisfied.
13. AMENDMENTS OF THE PLAN AND AWARDS.
(a)	Plan Amendments.
The Board may, insofar as permitted by law, from time to time, with respect to any Shares at the time not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. However, unless the Board specifically otherwise provides, any revision or amendment that would cause the Plan to fail to comply with Rule 16b-3 or any other requirement of applicable law or regulation if such amendment were not approved by the holders of the Common Stock of the Corporation shall not be effective unless and until the approval of the holders of Common Stock of the Corporation is obtained. The foregoing notwithstanding, no amendment, revision, suspension or discontinuation of the Plan (including any amendment to this Section 13) approved by the Board after six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control or before the date which is two years after the date of a Change in Control (the “Benefit Protection Period”) shall be valid or effective if such amendment, revision, suspension or discontinuation would alter the provisions of this Section 13 or adversely affect an Award outstanding under the Plan; provided, however, any amendment, revision, suspension or discontinuation may be effected, even if so approved after such a public announcement, if (a) the amendment or revision is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (b) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. Any amendment, revision, suspension or discontinuation of the Plan which is approved by the Board prior to a Change in Control at the request of a third party who effectuates a Change in Control shall be deemed to be an amendment, revision, suspension or discontinuation of the Plan so approved during the Benefit Protection Period.
(b)	Amendments of Awards.
Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend, cancel, modify, extend or renew outstanding Awards granted under the Plan; provided, however, that the post-termination exercise of an outstanding Stock Option shall not be extended to a date later than the date the Stock Option is scheduled to expire. Notwithstanding the foregoing, no Stock Option or, as applicable, any other Award shall be repriced under this Plan.

(c)	Rights of Participant.
No amendment, suspension or termination of the Plan nor any amendment, cancellation or modification of any Award outstanding under it that would adversely affect the right of any Participant in an Award previously granted under the Plan shall be effective without the written consent of the affected Participant.
14. GENERAL PROVISIONS.
(a)	Application of Funds.
The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of a Stock Option or the grant of Restricted Stock shall be used for general corporate purposes.
(b)	Employment Rights.
Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain employed by the Corporation or a Subsidiary. The Corporation and its Subsidiaries reserve the right to terminate the employment of any Employee at any time and for any reason, which right is hereby reserved.
(c)	Stockholders’ Rights.
A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the date such interest is recorded as a book entry on the records of the Corporation. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such interest recorded.
(d)	Creditors’ Rights.
A holder of an Other Share-Based Award or a Nonstock Award shall have no rights other than those of a general creditor of the Corporation. Other Share-Based Awards and Nonstock Awards shall represent unfunded and unsecured obligations of the Corporation, subject to the terms and conditions of the applicable Other Share-Based Award Agreement and of the Nonstock Award Agreement. Notwithstanding the foregoing, the Committee is authorized to arrange for the creation of one or more trusts to fund payments of Other Share-Based Awards or Nonstock Awards payable or to become payable under the Plan. In such case the rights of affected Participants shall be determined with reference to the terms of the applicable trust agreement pursuant to which the trust was created.

(e)	No Obligation to Exercise Stock Option.
The granting of a Stock Option shall impose no obligation upon the Optionee to exercise such Stock Option.
(f)	Deferral Elections.
The Committee may permit or require a Participant to elect to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, the satisfaction of any requirements or goals or lapse of restrictions of an Award made under the Plan. Any such payment deferrals shall be governed by the terms of the Chevron Corporation Deferred Compensation Plan for Management Employees and shall comply with the requirements of Section 409A of the Code.
(g)	Withholding Taxes.
(i)	General.
To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Corporation shall not be required to make such payment or distribution until such obligations are satisfied.
(ii)	Stock Withholding.
The Committee in its sole discretion may permit a Participant to satisfy all or part of his or her withholding tax obligations incident to the exercise of a Stock Option or the vesting of Restricted Stock by having the Corporation withhold a portion of the Shares that otherwise would be issued to him or her. The payment of withholding taxes by surrendering Shares to the Corporation, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required by rules of the Securities and Exchange Commission.
(h)	Other Corporation Benefit and Compensation Programs.
Payments and other benefits received by a Participant under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country, state or political subdivision thereof and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award is necessary to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any Corporation or Subsidiary plans. The Plan notwithstanding, the Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward Employees for their service with the Corporation and its Subsidiaries.
(i)	Costs of the Plan.
The costs and expenses of administering the Plan shall be borne by the Corporation.
(j)	Participant’s Beneficiary.
The Rules may provide that in the case of an Award that is not forfeitable by its terms upon the death of the Participant, the Participant may designate a beneficiary with respect to such Award in the event of death of a Participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Award may be transferred to the person or persons or entity (including a trust, if permitted under rules or procedures approved by the Committee) entitled thereto by bequest of or inheritance from the holder of such Award.
(k)	Awards in Foreign Countries.
The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Corporation or its Subsidiaries may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan.
(l)	Severability.
The provisions of the Plan shall be deemed severable and the validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(m)	Binding Effect of Plan.
The Plan shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns and the Corporation shall require any successor or assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. The term “the Corporation” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the Plan) whether by operation of law or otherwise.
(n)	No Waiver of Breach.
No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions of conditions at the same or at any prior or subsequent time.
(o)	Authority to Establish Grantor Trust.
The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of Awards under the Plan; provided, however, that no Participant shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its subsidiaries or affiliates as a result of the creation of such trust or the transfer of funds or other property to such trust.
(p)	Authority to Satisfy Obligations
The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Corporation, including, without limitation, any plans or arrangements of any employer acquired by the Corporation.
(q)	Choice of Law
The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.
(r)	Vesting Requirements for Restricted Stock and Restricted Stock Units
Notwithstanding any other provision of the Plan to the contrary, except with respect to a maximum of five percent (5%) of the Shares authorized for issuance under Section 4(b), any Awards of Restricted Stock or restricted stock units which vest on the basis of the Participant’s continued employment with the Corporation or a Subsidiary or affiliate shall not provide for vesting which is any more rapid that annual pro rata vesting over a three (3) year period and any Awards of Restricted Stock or restricted stock units which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months.

15. APPROVAL OF STOCKHOLDERS.
Material amendments to the Plan shall be subject to approval by affirmative vote of the stockholders of the Corporation in accordance with applicable law and the listing requirements of the New York Stock Exchange.